Exhibit 10.1

AMENDMENT AND TERMINATION TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

This AMENDMENT AND TERMINATION TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment”), effective as of September 27, 2023, is made by and between VSE Corporation (“Seller”), Arena Solutions Group, LLC, a Delaware limited liability company (the “Company”), ASG Operations, LLC, a Delaware limited liability company (“Purchaser”) and Bernhard Capital Partners Management, LP, a Delaware limited partnership (“BCP”).

RECITALS

WHEREAS, Seller, the Company and Purchaser are party to that certain Membership Interest Purchase Agreement, dated May 1, 2023 (the “Purchase Agreement”);

WHEREAS, pursuant to Section 10.3 of the Purchase Agreement, the Purchase Agreement may be amended only by the execution and delivery by all of the parties to the Purchase Agreement of a written instrument amending the Purchase Agreement; and

WHEREAS, Seller, the Company and Purchaser desire to amend and terminate the Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the parties hereto, intending to be legally bound, hereby agrees as follows:

1. Definitions. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Purchase Agreement.

2. Termination of the Purchase Agreement. Notwithstanding anything in the Purchase Agreement to the contrary (including, without limitation, Section 8.2 of the Purchase Agreement), the Purchase Agreement is hereby terminated effective as of the date of this Amendment, and its terms and provisions shall be of no further force or effect as of the date hereof; provided, that subject to Section 6(a) hereof, all information provided by Seller to Purchaser or any of its Representatives shall remain confidential to the extent required by that certain non-disclosure agreement between BCP and Seller, dated as of December 20, 2022 (the “Confidentiality Agreement”).

3. Mutual Release of Claims.

(a) Each of BCP and Purchaser, on behalf of themselves and their current and former Affiliates and each of their officers, directors, managers, employees, equityholders, Representatives and other agents (collectively, the “Purchaser Releasing Parties”), hereby releases and forever discharge each of Seller, the Company, their Affiliates and each of their officers, directors, managers, employees, equityholders, Representatives and other agents (collectively, the “Seller Released Parties”) from any and all claims and causes of action, both at law and in equity (collectively, “Claims”), which any of the Purchaser Releasing Parties now have, have ever had or claims to have at any future date against any of the Seller Released Parties arising out of or relating to the Transaction, this Purchase Agreement, the other Transaction Documents and this Amendment. Each of Purchaser and BCP, on behalf of itself and the Purchaser Releasing Parties, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Claim, or commencing, instituting or causing to be commenced, any Claim of any kind against any Seller Released Party, based upon any matter released hereby. Each of Purchaser and BCP agrees, without limiting the generality of the release in this Section 3(a), not to file any Claim seeking monetary recovery or other relief for itself or any of the other Purchaser Releasing Parties based on any Claims that are lawfully released in this Amendment, and each of Purchaser and BCP represents and warrants that no such Claims are pending. Each of Purchaser and BCP represents that no third party is entitled to assert any Claim of any Purchaser Releasing Party that is released in this Amendment, and that no Purchaser Releasing Party has assigned or transferred any Claim against the Seller Released Parties to any third party.

(b) The Seller and the Company, on behalf of themselves and their current and former Affiliates and each of their officers, directors, managers, employees, equityholders, Representatives and other agents (collectively, the “Seller Releasing Parties”), hereby release and forever discharge each of BCP, Purchaser, each of their respective Affiliates and each of their respective officers, directors, managers, employees, equityholders, Representatives and other agents (collectively, the “Purchaser Released Parties”) from any and all Claims which any of the Seller Releasing Parties now have, have ever had or claims to have at any future date against any of the Purchaser Released Parties arising out of or relating to the Transaction, the Purchase Agreement, the other Transaction Documents and this Amendment except for any Claims arising out of or relating to any alleged breach of the Confidentiality Agreement after the date of this Amendment. Each of Seller and the Company, on behalf of itself and the Seller Releasing Parties, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Claim, or commencing, instituting or causing to be commenced, any Claim of any kind against any Purchaser Released Party, based upon any matter released hereby. Each of Seller and the Company agrees, without limiting the generality of the release in this Section 3(b), not to file any Claim seeking monetary recovery or other relief for itself or any of the other Seller Releasing Parties based on any Claims that are lawfully released in this Amendment, and each of Seller and the Company represents and warrants that no such Claims are pending. Each of Seller and the Company represents that no third party is entitled to assert any Claim of any Seller Releasing Party that is released in this Amendment, and that no Seller Releasing Party has assigned or transferred any Claim against the Purchaser Released Parties to any third party.

4. Public Announcements. No party to this Amendment nor any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement in respect of this Amendment or the termination of the Purchase Agreement without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or stock exchange rules, in which case the party required to publish such press release or public announcement shall use commercially reasonable efforts to provide the other parties hereto with a reasonable opportunity to comment on such press release or public announcement in advance of such publication. In the event that any party hereto is required to file a Form 8-K with the Securities and Exchange Commission as a result of the execution and delivery of this Amendment, such party shall provide the other parties hereto with prompt written notice and a reasonable opportunity to review and comment on such filing, to the extent permitted under applicable Law, and such party shall consider in good faith any such comments proposed.

5. Nondisparagement. Each party hereto agrees that it will not, and will direct each of its Affiliates not to, make, publish, or communicate any disparaging or defamatory comments regarding any other party hereto or their respective Affiliates, or their respective current or former directors, officers, employees or owners. This Section 5 shall not be violated by truthful statements in connection with litigation or other legal process, required governmental testimony or filings or administrative or arbitral proceedings (including oral questions or requests for information or documents in any proceeding, interrogatory, subpoena, civil investigative demand or similar process) or in connection with any stock exchange rules or financing reporting required pursuant to applicable Law. The obligations set forth in this Section 5 shall survive for a period of two (2) years following the termination of the Purchase Agreement on the date hereof.

6. Confidentiality.

(a) BCP acknowledges that notwithstanding anything to the contrary set forth in Section 7 of the Confidentiality Agreement, the Confidentiality Agreement shall remain in full force and effect until May 1, 2025. Subject to and in accordance with Section 6 of the Confidentiality Agreement, BCP agrees to destroy as promptly as practicable all documents (and copies thereof) furnished to the BCP or any of its Representatives by or on behalf of the Seller, and destroy all Evaluation Material (as defined in the Confidentiality Agreement) prepared by BCP or any of its Representatives. BCP shall, no later than five days from the date hereof, certify in writing to the Seller that such destruction has been completed in accordance with the terms of the Confidentiality Agreement. Any Evaluation Material that is not or cannot be returned or destroyed pursuant to Section 6 of the Confidentiality Agreement shall remain confidential, subject to the terms and provisions of the Confidentiality Agreement.

(b) Until May 1, 2025, each of Seller and the Company shall, and each shall cause its Affiliates and direct its Representatives to, hold in confidence and not disclose any nonpublic information of Purchaser and any of its Affiliates that is proprietary or competitively sensitive (“Confidential BCP Information”); provided that the foregoing restriction shall not apply to information (i) that is in the public domain or enters into the public domain through no fault of Seller, the Company or any of their Affiliates, (ii) that was known by Seller or any of its Representatives or was in the possession of Seller or any of its Representatives prior to such information being furnished to Seller by or on behalf of BCP, (iii) that was or is developed independently by Seller or any of its Representatives, without reference to or use of the Confidential BCP Information, (iv) to the extent used by Seller, the Company or any of their Affiliates (A) as may be reasonably required by Seller or its Subsidiaries in connection with any governmental investigation or similar Proceeding involving Seller or its Subsidiaries (but solely to the extent required to be disclosed in connection with such Proceeding), or (B) in connection with any financial reporting required pursuant to applicable Law, including any applicable rules of any stock exchange or quotation system or (v) that Seller or any of its Subsidiaries is required by Law or required pursuant to legal or regulatory process to disclose; provided, that, in the event of any disclosure in accordance with the foregoing clauses (iv) or (v), each of Seller, the

Company and each of its Affiliates shall use commercially reasonable efforts to obtain confidential treatment of any such Confidential BCP Information disclosed, and shall promptly notify Purchaser of any such disclosure to the extent permitted under applicable Law. BCP’s destruction obligations under Section 6(a) above shall apply mutatis mutandis to Seller and the Company with regards to Confidential BCP Information, and each of Seller and the Company shall certify in writing completion of destruction within five days from the date hereof.

7. Standstill. BCP agrees that from the date hereof until the first to occur of (i) the date that is eighteen (18) months after the date hereof, (ii) such time as a definitive agreement is executed and delivered by the parties hereto, or (iii) such time as the Seller publicly announces its entry into a definitive agreement providing for the acquisition by a third party of securities representing greater than 50% of the Seller’s shares of common stock or of its consolidated assets or a third party commences a tender offer or an exchange offer for securities representing greater than 50% of the Seller’s shares of common stock, BCP will not, and will direct its Affiliates and its and its Representatives acting on its or their behalf or at its or their direction not to, directly or indirectly, alone or with others, in any manner:

(a) propose or publicly announce or otherwise disclose an intent to propose, or enter into or agree to enter into, singly or with any other person, any form of business combination, acquisition or other extraordinary transaction relating to the Seller;

(b) propose or publicly announce or otherwise disclose an intent to propose, or enter into or agree to enter into, singly or with any other person, any form of restructuring, recapitalization or similar transaction with respect to the Seller;

(c) acquire, offer, propose (publicly or otherwise) or agree to acquire, directly or indirectly, and acting alone or in concert with others, more than 5% of the outstanding shares of any class of voting securities of the Seller;

(d) advise or knowingly encourage or seek to advise or encourage any person with respect to the voting of (or execution of a proxy or written consent in respect of), acquisition of, or disposition of any voting securities of Seller owned by another person;

(e) participate in or knowingly encourage the formation of any partnership, syndicate or other group that owns or seeks or offers to acquire beneficial ownership of or economic exposure to more than 5% of the outstanding shares of any class of any voting securities of the Seller or that seeks to effect control of the Seller or has the purpose of circumventing any provision of this Section 7;

(f) call, seek to call, or request the call of (publicly or otherwise), alone or in concert with others, any meeting of the Seller’s stockholders, whether or not such a meeting is permitted by the Seller’s organizational documents;

(g) disclose publicly or privately, in a manner that would reasonably be expected to become public, any intent, purpose, plan, or proposal with respect to the Seller, its Board of Directors, its management, business or corporate structure, policies, affairs, or any of its securities or assets in a manner inconsistent with the provisions of this Section 7;

(h) act, seek, facilitate, persuade, or knowingly encourage, alone or in concert with others, any person to submit nominations or proposals, whether in furtherance of a “contested solicitation” or otherwise, for the appointment, election or removal of directors or otherwise with respect to the Seller or seek, facilitate, knowingly encourage, or take any other action with respect to the appointment, election or removal of any directors of the Seller (other than the voting of shares of common stock that Purchaser is permitted to own consistent with the terms of this Section 7);

(i) submit, participate in, or be the proponent of, or seek, or persuade or knowingly encourage any person, to submit, any stockholder proposal to the Seller (including any submission of stockholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended);

(j) deposit any voting securities of the Seller in any voting trust or similar arrangement or subject any such securities to any arrangement or agreement with respect to the voting thereof (including by granting any proxy, consent, or other authority to vote) (other than execution of a proxy provided by the Seller in connection with a stockholder meeting of the Seller);

(k) otherwise act, alone or in concert with others (including by providing financing to another person), to, directly or indirectly, control or knowingly influence the Seller’s management, Board of Directors, governance, compensation programs, policies, strategies, strategic initiatives, or business or corporate structure; or

(l) enter into any discussions, negotiations, understandings, or agreements (whether written or oral) to cause any person or entity to take any action that Purchaser is prohibited from taking pursuant to this Section 7, or make any statement with respect to any such action, or advise, assist, knowingly encourage or seek to persuade any person or entity to take any such action or make any statement with respect to any such action;

provided, that the foregoing will not prevent BCP from making any proposal regarding a transaction or any of the matters described in clause (k) directly to the Seller’s Board of Directors on a confidential basis so long as such proposal does not require any of the parties to make a public announcement regarding such proposal.

8. Entire Agreement. This Amendment and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof. This Amendment supersedes and terminates the Purchase Agreement in its entirety.

9. No Assignment. This Amendment and the rights and obligations of the parties hereto hereunder may not be assigned by any party hereto, and any attempted assignment in violation of this Section 9 shall be null and void ab initio.

10. No Third Party Beneficiaries. Neither this Amendment nor any provision hereof confers any right upon or may be enforced by any person other than a party hereto; provided, however, that the provisions of Section 3 hereof may be enforced by any Seller Released Party or any Purchaser Released Party against any party hereto.

11. Expenses. All costs and expenses incurred in connection with this Amendment, the Purchase Agreement and the transactions contemplated hereby and thereby, shall be paid by the party incurring such cost or expense.

12. Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more such counterparts have been signed by each party and delivered (by facsimile, email or otherwise) to the other party. Signatures to this Amendment transmitted by facsimile transmission, by electronic mail in “portable document format”, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures.

13. Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

14. Affiliates. Notwithstanding anything to the contrary in this Amendment, for purposes of Sections 4 and 7, with respect to Purchaser and BCP, references to an Affiliate or Affiliates shall be deemed to refer solely to Affected Affiliates. The Company acknowledges that BCP is a private equity fund and that (a) none of BCP’s Affiliates (including any investment fund managed by BCP or any of its Affiliates or any portfolio company of any such investment fund) shall be deemed to have any obligations under Sections 4 and 7 unless such person or entity actually received Evaluation Material and (b) none of BCP’s Affiliates or any of BCP’s Affiliates’ portfolio companies in each case that did not receive any Evaluation Material will have any obligation under Sections 4 and 7 (or be deemed to be Affected Affiliates) solely due to the fact that one or more of BCP’s directors, managers, officers or employees who have received or had access to Evaluation Material serves as a director, manager, or officer of such Affiliate or portfolio company; provided that such director, manager, or officer (a) does not provide any Evaluation Material to the other directors, managers officers of such Affiliate or portfolio company (other than to other such “dual-role” persons) or (b) uses any such Evaluation Material in connection with its role as a director, manager or officer. For purposes of this Section 14, “Affected Affiliates” and “Evaluation Material” shall have the meanings ascribed to such terms in the Confidentiality Agreement. For the avoidance of doubt, Duotech Services, Inc. and its Subsidiaries are Affected Affiliates.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

VSE CORPORATION

By:	/s/ John Cuomo
Name:	John Cuomo
Title:	President and CEO

ARENA SOLUTIONS GROUP, LLC

By:	/s/ Farinaz Tehrani
Name:	Farinaz Tehrani
Title:	Vice President

ASG OPERATIONS, LLC

By:	/s/ Ryan Lemoine
Name:	Ryan Lemoine
Title:	President

BERNHARD CAPITAL PARTNERS MANAGEMENT, LP

By:	/s/ Lucie R. Kantrow
Name:	Lucie R. Kantrow
Title:	General Counsel

[Signature Page to Amendment and Termination to Membership Interest Purchase Agreement]